Exhibit 5.0

LAW OFFICES

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

12TH FLOOR

734 15TH STREET, N.W.

WASHINGTON, D.C. 20005

TELEPHONE: (202) 347-0300

FACSIMILE: (202) 347-2172

WWW.EMTH.COM

August 4, 2006

Board of Directors

Southern National Bancorp of Virginia, Inc.

1770 Timberwood Boulevard, Suite 100

Charlottesville, Virginia 22911

Re:	Registration Statement on Form S-1

Ms. Derrico and Gentlemen:

We have acted as counsel to Southern National Bancorp of Virginia, Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), regarding the issuance by the Company of up to 2,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

In this capacity, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended, its amended and restated Bylaws, resolutions of the Board of Directors and the originals, or duplicates or conformed copies, certified to our satisfaction, of such corporate records, agreements, documents and other instruments of the Company relating to the authorization and issuance of the Shares, and such other matters as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to certain factual matters, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

The opinions set forth herein are limited to the laws of the Commonwealth of Virginia and applicable federal laws and regulations.

Southern National Bancorp of Virginia, Inc.

August 4, 2006

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon the issuance and sale of the Shares in the manner, and upon receipt of the consideration described, in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit thereby that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder. This opinion is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments, which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

By:	/s/ Timothy B. Matz,
Timothy B. Matz, Partner